Exhibit 10.1

Subscription Agreement

This subscription agreement (this “Subscription”) is dated July 21, 2020, by and between the investor identified on the signature page hereto (the “Investor”) and Chicken Soup for the Soul Entertainment Inc., a Delaware corporation (the “Company”), whereby the parties agree as follows:

WHEREAS, the Company desires to sell, and the Investor desires to purchase shares of the Company’s Class A Common Stock (“Common Stock”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1.	Subscription.

(a)                Investor agrees to buy and, subject to acceptance as provided below, the Company agrees to sell and issue to Investor, such number of shares (the “Shares”) of Common Stock as are set forth on the signature page hereto, for the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”).

(b)                The Company will use commercially reasonable efforts to: (a) file with the Securities and Exchange Commission (the “Commission”) on or before the 90th day after the Closing Date (as defined below), a registration statement covering the resale of all of the Shares issued to the Investor for an offering to be made on a continuous basis pursuant to Rule 415 promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”); (b) timely respond to the comments of the Commission to such registration statement; and (c) have such registration statement declared effective by the Commission as soon as practicable thereafter. The registration statement will be on Form S-1 or S-3. Investor shall timely provide the Company with any information regarding Investor and its affiliates that is required for the registration statement or as otherwise reasonably requested by the Company to meet its obligations under this Section 1(b).

(c)                The Company may accept this Subscription at any time for all or any portion of the Shares subscribed for by executing a copy hereof as provided and notifying the Investor within a reasonable time thereafter. The Company has the right to reject this Subscription for the Common Stock, in whole or in part, for any reason and at any time prior to the Closing Date, notwithstanding prior receipt by the Investor of notice of acceptance of the Investor’s subscription. In the event the Investor’s subscription is rejected, the Investor’s payment will be returned from escrow promptly to the Investor without interest or deduction and this Subscription will have no force or effect. The Shares subscribed for herein will not be deemed issued to or owned by the Investor until one copy of this Subscription has been executed by the Investor and countersigned by the Company and the Closing with respect to the Investor’s subscription has occurred.

(d)                Provided that the full Purchase Price and a completed and manually executed copy of this Subscription have been tendered and not returned in accordance with Section 2, the closing of Investor’s purchase of the Shares shall occur on or prior to ______, 2020, which date may be extended by up to five business days by the Company without notice to the Investor (such date, as may be extended, the “Closing Date”). Promptly thereafter, the Company shall cause the Shares to be delivered to the Investor, which delivery shall be made by delivery of physical certificates to Investor, or if so designated, through the facilities of The Depository Trust Company’s DWAC system in accordance with the instructions set forth on the Investor’s signature page attached hereto under the heading “DWAC Instructions.”

2.                Investor Delivery of Documents and Payment. The Investor hereby tenders to the Company (i) the full Purchase Price by check or wire transfer and (ii) one completed and manually executed copy of this Subscription. In the event that the sale of Shares is not consummated for any reason, the Purchase Price will be returned to the investor without interest or deduction.

3.               Company Representations and Warranties.  The Company represents and warrants to the Investor that the Company has all necessary corporate power and authority to enter into this Subscription and to consummate the transactions contemplated hereby. All corporate action necessary to be taken by the Company to authorize the execution, delivery, and performance of this Subscription and all other agreements and instruments delivered by the Company in connection with the transactions contemplated hereby has been duly and validly taken and this Subscription has been duly executed and delivered by the Company. Subject to the terms and conditions of this Subscription, this Subscription constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the applicability of the federal and state securities laws and public policy as to the enforceability of the indemnification provisions of this Subscription. The sale by the Company of the Common Stock does not conflict with the certificate of incorporation or bylaws of the Company or any material contract by which the Company or its property is bound, or any federal or state laws or regulations or decree, ruling or judgment of any United States or state court applicable to the Company or its property. The sale of the Common Stock will not trigger any pre-emptive or, to the knowledge of the Company, other rights held by any party and no governmental or regulatory consent is required for the consummation of the transactions contemplated by this Subscription.

4.	Investor Representations, Warranties and Acknowledgments.

(a)                The Investor represents and warrants that: (i) it has full right, power and authority to enter into this Subscription and to perform all of its obligations hereunder; (ii) this Subscription has been duly authorized and executed by the Investor and , when delivered in accordance with the terms hereof, will constitute a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally or subject to general principles of equity; (iii) the execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Investor’s certificate of incorporation or by-laws (or other governing documents), or (B) any material agreement or any law or regulation to which the Investor is a party or by which any of its property or assets is bound; (iv) it has had full access to the Company’s periodic reports and other information incorporated by reference therein, and was able to read, review, download and print such materials; (v) in making its investment decision in this offering, the Investor and its advisors, if any, have relied solely on the Company’s public filings with the Securities and Exchange Commission; (vi) it is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares; and (vii) except as set forth below, the Investor is not a, and it has no direct or indirect affiliation or association with any, National Association of Securities Dealers, Inc. member as of the date hereof.

Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

(b)                The Investor also represents and warrants that, other than the transactions contemplated hereunder, the Investor has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Investor, executed any disposition, including “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934 (the “Short Sales”), in the securities of the Company during the period commencing from the time that the Investor first became aware of the proposed transactions contemplated hereunder until the date hereof (“Discussion Time”). The Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

5.              Investor Covenant Regarding Short Sales and Confidentiality. The Investor covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales or other disposition of securities of the Company during the period after the Discussion Time and ending at the time that the transactions contemplated by this Subscription are first publicly announced through a press release and/or Form 8-K. The Investor covenants that until such time as the transactions contemplated by this Subscription are publicly disclosed by the Company through a press release and/or Form 8-K, the Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

6.	Miscellaneous.

(a)                The Company will reimburse Investor $_______ for due diligence fees in connection with this transaction. This Subscription constitutes the entire understanding and agreement between the parties with respect to its subject matter, and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Subscription. This Subscription may be modified only in writing signed by the parties hereto.

(b)                This Subscription may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  Execution may be made by delivery by facsimile.

(c)                The provisions of this Subscription are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Subscription shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Subscription and this Subscription shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.

(d)                All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:  as set forth on the signature page hereto.

To the Investor:  as set forth on the signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

(e)                This Subscription shall be governed by and interpreted in accordance with the laws of the State of Connecticut for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.  To the extent determined by such court, the prevailing party shall reimburse the other party for any reasonable legal fees and disbursements incurred in enforcement of, or protection of any of its rights under this Subscription.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Subscription.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

	By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer
Number of Shares: 312,500 Purchase Price Per Share: $8.00 Aggregate Purchase Price: $2,500,000		Address for Notice: Chicken Soup for the Soul Entertainment Inc. 132 E. Putnam Avenue, Floor 2W Cos Cob, Connecticut 06807 Facsimile: [( )_____] Attention: Chief Executive Officer

INVESTOR: COLE INVESTMENTS IX, LLC

By:	/s/Simon Misselbrook
Name:	Simon Misselbrook
Title:	Manager

Address for Notice:
[ADDRESS]

Facsimile:
Attention:

DWAC Instructions:
Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained):

DTC Participant Number:

Name of Account at DTC Participant being credited with the Shares:

Account Number at DTC Participant being credited with the Shares: